                                  SCHEDULE 14A INFORMATION
                 Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                  (Amendment No._________)


Filed by the Registrant |X|
Filed by a Party other than the Registrant | |

Check the appropriate box:
| |  Preliminary Proxy Statement
| | Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|  Definitive Proxy Statement
| |  Definitive Additional Materials
| |  Soliciting Material Pursuant to Section 240.14a-12


                                  GEORGIA GULF CORPORATION
                       (Name of Registrant as Specified In Its Charter)


        (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
| | Fee computed on table below per Exchange Act Rules 14a-6(i)(1)and 0-11.

    1)  Title of each class of securities to which transaction applies:
    2)  Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4)  Proposed maximum aggregate value of transaction:
    5)  Total fee paid:


| | Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    1)  Amount Previously Paid:
    2)  Form, Schedule or Registration Statement No.:
    3)  Filing Party:
    4)  Date  Filed:

                            GEORGIA GULF CORPORATION
                          400 PERIMETER CENTER TERRACE
                                    SUITE 595
                             ATLANTA, GEORGIA 30346

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 15, 2001

 To the Stockholders:

         The Annual Meeting of Stockholders of Georgia Gulf Corporation will be held in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, on May 15, 2001 at 1:30 p.m. local time for the following purposes:

         (1)      to elect two directors to serve for a term of three years;

         (2) to consider and take action upon the approval and adoption of the Second Amendment to the Employee Stock Purchase Plan, which increases the number of shares issuable under that plan by 1,000,000 shares;

         (3) to consider and take action upon the ratification of the selection of Arthur Andersen LLP to serve as the independent public accountants for Georgia Gulf for the year ending December 31, 2001; and

         (4) to transact any other business as may properly come before the meeting.

         The board of directors has fixed the close of business on March 21, 2001, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

         You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please complete, date and sign the enclosed proxy and return it promptly in the enclosed postage prepaid envelope.

                               By Order of the Board of Directors,

                               /s/ Joel I. Beerman
                               Joel I. Beerman
                               Vice President, General Counsel and Secretary

 Dated: April 10, 2001

                            GEORGIA GULF CORPORATION
                          400 PERIMETER CENTER TERRACE
                                   SUITE 595
                             ATLANTA, GEORGIA 30346

                                PROXY STATEMENT
           FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2001


                                     GENERAL

         This proxy statement and the accompanying form of proxy are being furnished to the stockholders of Georgia Gulf Corporation on or about April 10, 2001 in connection with the solicitation of proxies by our board of directors for use at the annual meeting of stockholders to be held on May 15, 2001 at 1:30 p.m. local time in the Conference Center at the South Terraces, 115 Perimeter Center Place, Atlanta, Georgia 30346, and any adjournment of the meeting. Any stockholder who executes and delivers a proxy may revoke it at any time before its use by (i) giving written notice of revocation to our corporate secretary,
(ii) executing a proxy bearing a later date, or (iii) appearing at the meeting and voting in person.

         Unless otherwise specified, all shares represented by effective proxies will be voted in favor of:

         -        election of the two nominees as directors;

         - approval and adoption of the Second Amendment to the Employee Stock Purchase Plan; and

         - ratification of the selection of Arthur Andersen LLP to serve as our independent public accountants for the year ending December 31, 2001.

Our board of directors does not know of any other business to be brought before the meeting, but if any other business is properly brought before the meeting, proxies will be voted upon those matters in accordance with the judgment of the person or persons acting under the proxies.

         We will pay the cost of soliciting proxies. In addition to use of the mails, proxies may be solicited in person or by telephone or telegram by our directors and officers, who will not receive additional compensation for these services. We have retained W.F. Doring & Co. to assist in the solicitation of proxies for a fee not to exceed $5,000. Brokerage houses, nominees, custodians and fiduciaries will be requested to forward soliciting material to beneficial owners of stock held of record by them, and we will reimburse those persons for their reasonable expenses in doing so.

         Only holders of record of outstanding shares of common stock of Georgia Gulf at the close of business on March 21, 2001, are entitled to notice of, and to vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on the record date. There were 31,715,002 shares of common stock outstanding and entitled to vote on March 21, 2001.

         When the holders of at least 50% of the common stock, referred to as a quorum, are represented at the meeting, the vote of the holders of a majority of the common stock present in person or by proxy will decide the action proposed in each matter identified in this proxy statement, except the election of directors, who are elected by a plurality of all votes cast. Abstentions and broker "non-votes" will be counted as present in determining whether the quorum requirement is satisfied. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal pursuant to discretionary authority or instructions from the beneficial owner, but does not vote on another proposal because the nominee has not received instruction from the beneficial owner and does not have discretionary power. The aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote for or against the proposals or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of the proposals, and the total number of votes cast for each of these proposals will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting by a stockholder on a proposal has the same effect as a vote against the proposal. Broker "non-votes" are not counted for purposes of determining whether a proposal has been approved.


                             PRINCIPAL STOCKHOLDERS

         The following table lists information based upon the number of shares of our common stock outstanding as of March 21, 2001 regarding the ownership of our common stock by each person known to us to be the beneficial owner of more than 5% of our common stock:

                                       Amount and
                                        Nature of
Name and Address of                     Beneficial                Percent of
 Beneficial Owner(1)                    Ownership                    Class
--------------------                   -----------               ------------
FMR Corp.                              3,260,720(2)              10.28%
82 Devonshire St.
Boston, MA 02109

                                         Amount and
                                          Nature of
Name and Address of                       Beneficial                Percent of
 Beneficial Owner(1)                      Ownership                    Class
--------------------                     -----------               ------------
Cramer Rosenthal McGlynn, LLC            2,227,300(3)               7.02%
707 Westchester Avenue
White Plains, NY 10604

J.P. Morgan Chase & Co.                  1,881,540(4)               5.93%
270 Park Avenue
New York, NY 10017

-------------
(1) The information shown above is based upon information furnished to us by the named persons. Beneficial ownership as reported in the table has been determined in accordance with the rules of the Securities and Exchange Commission. All persons shown in the table have sole voting and investment power with regard to the shares shown, except as otherwise indicated.

(2) According to the Schedule 13G of FMR Corp., FMR has sole voting power with respect to 656,870 shares and sole dispositive power with respect to 3,260,720 shares.

(3) According to the Schedule 13G of Cramer Rosenthal McGlynn, LLC, Cramer Rosenthal has shared voting power and shared dispositive power with respect to 2,227,300 shares.

(4) According to the Schedule 13G of J. P. Morgan Chase & Co., J. P. Morgan has sole voting power with respect to 1,452,815 shares and sole dispositive power with respect to 1,873,340 shares.

                       PROPOSAL I - ELECTION OF DIRECTORS

         Our certificate of incorporation, as amended, provides that the board of directors be divided into three classes, each consisting, as nearly as possible, of one-third of the total number of directors constituting the board of directors, with each class to serve for a term of three years. The following nominees, each of whom is an incumbent class II director, are proposed for election in class II, to serve until 2004:

                           - Jerry R. Satrum
                           - Edward A. Schmitt

         Unless instructed otherwise, the proxies will be voted for the election of the two nominees named above. If any nominee is unable to serve, proxies may be voted for a substitute nominee selected by the board of directors.


NOMINEES FOR ELECTION IN CLASS II ON MAY 15, 2001

         Jerry R. Satrum, age 56, served as our chief executive officer from February 1991 until his retirement in April 1998, and served as president from May 1989 until December 1997. Mr. Satrum has been a director since our inception. Mr. Satrum is also a director of Cytec Industries, Inc.

         Edward A. Schmitt, age 54, has served as our chief executive officer since April 1998 and as our president since December 1997. He also served as our chief operating officer from February 1997 to April 1998, as our executive vice president from February 1997 to December 1997, and as our vice president - operations commodity chemicals group from August 1993 until January 1997. Mr. Schmitt has been a director since February 1998.


OTHER DIRECTORS

         CLASS I DIRECTORS SERVING UNTIL 2003

         John D. Bryan, age 67, served as our vice president - operations from our inception in January 1985 until his retirement in December 1989. He continues to serve as a director, a position he has also held since our inception.

         Dennis M. Chorba, age 60, served as our vice president - administration from February 1992 until his retirement in March 1994. Mr. Chorba has served as a director since February 1994.

         Patrick J. Fleming, age 57, has served as a director since February 2000. From March 1999 until his retirement in January 2000, Mr. Fleming was employed by Texaco Natural Gas, Inc. and resided in the United Kingdom managing the sale and transition of Calortex Inc., a joint venture between Texaco, Calor Gas and Nuon International. From January 1998 until March 1999, Mr. Fleming was an executive officer of Calortex. From 1994 to December 1997, Mr. Fleming was President of Texaco Natural Gas, Inc.

         James R. Kuse, age 70, has served as chairman of our board of directors since our inception. From March 1985 until February 1991, Mr. Kuse also served as our chief executive officer and as our president from our inception until May 1989. Mr. Kuse is a director of Suburban Lodges of America, Inc.

         CLASS III DIRECTORS SERVING UNTIL 2002

         Charles T. Harris III, age 49, has served as a director since February 1999. Mr. Harris has been a managing director of Goldman Sachs & Co. since April 1999. He has been a limited partner of Goldman Sachs Group, L.P. since December 1996 and was a general partner of Goldman Sachs Group, L.P. for more than five years before December 1996. Mr. Harris is a director of Scholastic Corporation.

         John E. Akitt, age 68, has served as a director since February 2000. Mr. Akitt has been a consultant since February 1998. He was executive vice president of Exxon Chemical Company from January 1992 until January 1998. Mr. Akitt is a director of Dofasco, Inc. and Cytec Industries, Inc.

         Directors are elected annually to serve until the expiration of the term of their class or until their successors are elected and qualified. The chairman, provided he is not employed by us, is paid an annual fee of $42,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses, the use of an office and a company-owned or company-leased vehicle, and financial and tax consulting services. Directors who are not our executive officers are paid an annual fee of $30,000 and an attendance fee of $1,500 per meeting, as well as receiving reimbursements for travel expenses. Non-employee directors are eligible to participate in our 1998 equity and performance incentive plan.

         In 2000, the audit committee of the board of directors was comprised of Dennis M. Chorba, Charles T. Harris III, Jerry R. Satrum and Patrick J. Fleming. All committee members are currently independent as defined by the Listed Company Manual of the New York Stock Exchange. Mr. Satrum will have been retired from his position as our president and chief executive officer for a period of three years effective April 1, 2001. In appointing Mr. Satrum to the audit committee less than three years from his retirement from the company, the board concluded, in its business judgment, that his serving on the committee would be in our best interests based on his unique understanding of our financial and accounting matters and that his independent judgment would not be compromised by his former service as our officer. The primary functions of the audit committee are to review the adequacy of the system of internal controls and management information systems and to review the planning and results of the audit examination with our independent public accountants. This committee held two meetings in 2000 in conjunction with regular meetings of the board of directors. The board of directors has adopted a written charter for the audit committee, which is included as Appendix A to this proxy statement.

      In 2000, the equity compensation committee of the board of directors was comprised of Charles T. Harris III, Edward S. Smith, until his retirement in May 2000, and from February 2000, John E. Akitt and Patrick J. Fleming. This committee was established in connection with the board's approval of our equity and performance incentive plan, and its primary functions include overseeing our executive compensation and equity and performance incentive compensation policies. This committee held two meetings in 2000 in conjunction with regular meetings of the board of directors.

      The board of directors has no standing nominating committee. The board of directors held four meetings in 2000. During the last fiscal year, no director attended fewer than 75% of the total number of meetings of the board of directors and any committee on which he served. None of our directors or executive officers are related to any of our other directors or executive officers.

                        SECURITY OWNERSHIP OF MANAGEMENT

      The following table lists information as of March 21, 2001 about the number of shares owned by each director, each executive officer listed on the summary compensation table included later in this proxy statement, and by all of our directors and executive officers as a group:

                                                              Amount and
                                                                Nature of
      Name of                                                  Beneficial                    Percent of
Beneficial Owner                                               Ownership(1)                   Class (1)
------------------                                             ------------                  -----------
James R. Kuse........................................         1,359,214    (2)                   4.29%
John D. Bryan........................................         1,342,260    (3)                   4.23%
Jerry R. Satrum......................................         1,137,460    (4)                   3.59%
Dennis M. Chorba.....................................           779,075    (5)                   2.46%
Edward A. Schmitt....................................           335,400    (6)                   1.06%
Richard B. Marchese .................................           165,928    (7)                     *
Joel I. Beerman .....................................           151,344    (8)                     *
Mark J. Seal ........................................           140,366    (9)                     *
David L. Magee.......................................            82,056   (10)                     *
Charles T. Harris III................................             3,000   (11)                     *
John E. Akitt.......................................              1,500   (12)                     *
Patrick J. Fleming...................................             1,500   (12)                     *
All Directors and officers as a group (14 persons)...         5,661,816   (13)                   17.85%

------------
* Represents less than 1%.

(1) Unless otherwise indicated, each person has sole voting and dispositive power with respect to all shares listed opposite his name.

(2) Includes 70,500 shares owned by Mr. Kuse's wife; 51,266 shares held in trust for the Kuse Foundation, of which Mr. Kuse and his wife are trustees; 50,000 shares held in trust for the benefit of Mr. Kuse; and 4,500 shares that may be acquired upon exercise of options.

(3) Includes 507,444 shares held in trust for The Challenge Foundation and 50,000 shares held in trust for the Trust for School Reform, both of which Mr. Bryan is trustee; and 4,500 shares that may be acquired upon exercise of options.

(4) Includes 50,000 shares owned by Mr. Satrum's wife; 6,490 shares held by Mrs. Satrum as trustee for their child; 64,500 shares held in trust for the Satrum Foundation, of which

         Mr. Satrum is trustee; 63,316 shares held by Mr. Satrum as trustee for John Bryan's children; and 4,500 shares that may be acquired upon exercise of options.

(5) Includes 47,000 shares owned by Mr. Chorba's wife and 4,500 shares that may be acquired upon exercise of options.

(6)      Includes 236,000 shares that may be acquired upon exercise of options.

(7) Includes 20,000 shares owned by Mr. Marchese's wife and 95,000 shares that may be acquired upon exercise of options.

(8) Includes 20,000 shares owned by Mr. Beerman's wife and 95,000 shares that may be acquired upon exercise of options.

(9) Includes 2,100 shares owned by Mr. Seal's children and 95,000 shares that may be acquired upon exercise of options.

(10) Includes 4,247 shares owned by Mr. Magee's wife and 35,000 options that may be acquired upon exercise of options.

(11)     Includes 3,000 shares that may be acquired upon exercise of options.

(12)     Includes 1,500 shares that may be acquired upon exercise of options.

(13)     Includes 535,000 shares that may be acquired upon exercise of options.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

We believe all stock transaction reports required to be filed by Section 16(a) of the Securities Exchange Act of 1934 with the Securities and Exchange Commission were timely filed by directors and officers, except for four quarterly acquisitions of a total of 82 shares of stock through dividend reinvestment by Mr. Doherty.

                             EXECUTIVE COMPENSATION

CASH COMPENSATION

     The following table sets forth the cash compensation for the last three years ended December 31 for our chief executive officer and four most highly compensated executive officers other than the chief executive officer during 2000:


                           SUMMARY COMPENSATION TABLE

                                                                                 Long-Term
                                                                                Compensation
                                                    Annual Compensation           Securities    All Other
                                                   --------------------          Underlying    Compensation
Name and Principal Position              Year      Salary($)    Bonus($)          Options(#)      ($)(1)
---------------------------              ----      ---------    --------        -------------  ------------
Edward A. Schmitt                        2000      487,000      174,200              0            68,492 (2)(3)
 President and chief                     1999      468,000       51,700           200,000         50,335
 executive officer                       1998      450,000      120,000           100,000         32,727

Richard B. Marchese                      2000      309,000      100,425              0            88,145 (2)(4)
 Vice president -                        1999      297,000       33,000            60,000         63,043
 finance, chief financial                1998      285,000       69,600            30,000         38,607
 officer and treasurer

Mark J. Seal                             2000      260,016       84,505              0            39,577 (2)(5)
 Vice president -                        1999      250,008       27,500            60,000         30,305
 polymer group                           1998      240,000       57,600            30,000         21,612

Joel I. Beerman                          2000      250,008       81,252              0            42,827 (2)(6)
 Vice president -                        1999      240,000       26,400            60,000         32,567
 general counsel and                     1998      230,016       55,200            30,000         23,814
 secretary

David L. Magee                           2000      250,008       81,252              0            10,350 (2)
 Vice president -                        1999      203,433       14,081            45,000          9,800
 operations, chemicals and               1998      162,500       23,040            15,000          9,675
 polymers groups (7)

-------------------
(1) Includes amounts paid under our savings and capital growth plan, which is a defined contribution plan, amounts included as income under our life insurance program and split dollar life insurance plan, as well as the actuarial value of the split dollar life insurance plan's benefits.

(2) For 2000, we contributed the amount of $10,350 for each executive officer under the savings and capital growth plan.

(3) Includes $6,520 for income under our split dollar life insurance plan and $51,622 as the current actuarial value of the benefit for 2000.

(4) Includes $5,934 for income under our split dollar life insurance plan and $71,861 as the current actuarial value of the benefit for 2000.

(5) Includes $3,780 for income under our split dollar life insurance plan and $25,447 as the current actuarial value of the benefit for 2000.

(6) Includes $4,185 for income under our split dollar life insurance plan and $28,292 as the current actuarial value of the benefit for 2000.

(7) Mr. Magee became vice president, operations, chemicals and polymers groups in December 1999.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUES

         The table below lists information regarding option exercises during 2000 by our executive officers named in the summary compensation table above, based on the value of options held by those officers on December 31, 2000. This value is calculated as the difference between the exercise price of the option and $17.06 per share, which was the closing price of our common stock on that date as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in THE WALL STREET JOURNAL.

                                                                    Number of Securities            Value of Unexercised
                                      Shares                       Underlying Unexercised           In-the-Money Options
                                     Acquired      Value         Options At Fiscal Year End(#)      At Fiscal Year End($)
                                    on Exercise   Realized      ------------------------------    -------------------------
                                        (#)         ($)          Exercisable/Unexercisable(1)     Exercisable/Unexercisable
                                    -----------  -----------    -----------------------------     -------------------------
Name
----
Edward A. Schmitt .............           0          -              167,000 / 168,000                53,460  / 108,540
Richard B. Marchese..............         0          -               75,000 /  50,000                16,200  /  32,400
Mark J. Seal.....................         0          -               75,000 /  50,000                16,200  /  32,400
Joel I. Beerman..................         0          -               75,000 /  50,000                16,200  /  32,400
David L. Magee ..................         0          -               25,000 /  35,000                 8,100  /  16,200

------------
(1) If we experience a defined change in control, any options or portions of options that have not yet expired become immediately exercisable. Generally, a change in control will have occurred (i) if we are merged or consolidated with an entity or sell substantially all of our assets to an entity and immediately after that merger, consolidation or sale, our stockholders have less than a majority of the combined voting power of the outstanding securities of the combined or acquiring entity, (ii) in the case of an acquisition by a person of more than 33 1/3% of our common stock or (iii) if specified changes in our board of directors occur.

OFFICER RETIREMENT PLAN

         Messrs. Marchese, Schmitt, and Magee participate in our officer retirement plan, which is represented by separate agreements with each officer. Subject to specified limitations, this plan provides that we will make annual payments to Mr. Marchese after retirement, disability or other termination equal to the greater of (1) 50% of his average annual salary during the last five years of his employment offset by the amounts payable under our salaried employees' retirement plan and the value of our contributions to the savings and capital growth plan and (2) 30% of his final annual salary during the last year of his employment with no offset. At Mr. Marchese's death, the officer retirement plan will continue to pay 50% of this amount to his surviving spouse for the remainder of the spouse's life. For Messrs. Schmitt and Magee, the officer retirement plan provides that we will make annual payments equal to 30% of the officer's final annual salary, and, at death, will continue to pay 50% of this amount to the surviving spouse for the remainder of her life. For Messrs. Marchese and Schmitt, full benefits are payable upon retirement at any time after attaining age 62 and continue until age 65. For Mr. Magee, full benefits are payable upon retirement and continue for his life. The estimated annual benefit under the officer retirement plan payable to Mr. Marchese would be $167,299, and the estimated annual benefit payable to Mr. Schmitt would be $199,833, upon the retirement of each at age 62. The estimated annual benefit payable to Mr. Magee, assuming he had terminated employment as of December 31, 2000, would be $61,030. If an officer engages in specified competitive activity after retirement, benefits under the officer retirement plan terminate. The formula benefit under the officer retirement plan should exceed any offsetting amounts provided through the salaried employees' retirement plan and the savings and capital growth plan. Messrs. Seal and Beerman, do not participate in the officer retirement plan but are participants in the split dollar life insurance plan.


SPLIT DOLLAR LIFE INSURANCE PLAN

         In 1998, we implemented the split dollar life insurance plan for the benefit of each of our officers. In accordance with the split dollar life insurance plan, each officer has entered into an agreement that, subject to specified limitations, provides the officer with pre-retirement and post-retirement death benefits. We have agreed to provide the benefits through the purchase of a life insurance policy by which we will be reimbursed for our premium costs from each policy's cash value or death benefit. If an officer engages in specified competitive activity after termination, benefits under the split dollar life insurance plan are to be returned to us.

         Messrs. Schmitt, Marchese, Seal and Beerman participate in the split dollar life insurance plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         In February 1998, we established the equity compensation committee, in connection with the equity and performance incentive plan. This committee has performed functions relating to all executive compensation, including those required by the equity and performance incentive plan, since February 2000. In 2000, the equity compensation committee of the board of directors was composed of Charles T. Harris III, Edward S. Smith, until his retirement in May 2000, and from February 2000, John E. Akitt and Patrick J. Fleming. Decisions on all executive compensation matters relating to compensation to be paid to executives in 2000, other than those related to the equity and performance incentive plan, were made by the non-employee members of our board, who were James R. Kuse, John
D. Bryan, Edward S. Smith before his retirement in May 2000, Dennis M. Chorba, Jerry R. Satrum and Charles T. Harris III. Messrs. Kuse, Bryan, Chorba, and Satrum were our former officers (see "Election of Directors - Nominees for Election in Class II on May 15, 2001" and "- Other Directors").


                        REPORT ON EXECUTIVE COMPENSATION

         The compensation of our executive officers is based on a policy of attracting, retaining and rewarding the executive officers by compensating them at a level competitive with similarly situated employees within the industry. Officer compensation consists of salary, bonus payments under our management incentive bonus plan, and the award of stock options. Officers participate in our savings & capital growth plan, salaried employees' retirement plan, officer retirement plan, and life insurance program. Federal tax legislation enacted in 1993 generally precludes public companies from taking a tax deduction for specified compensation in excess of $1,000,000 paid to the corporation's chief executive officer and the four other most highly compensated executive officers. The directors making decisions regarding compensation monitor the impact of this legislation to ensure that material tax deductions are not lost due to its application.

         To determine that the annual compensation of our chief executive officer and our other officers is competitive with similarly situated employees in the industry, the directors making decisions regarding this compensation referred to the Survey of Industrial Chemicals Companies, comprising 81 chemical companies with sales ranging from under $200 million to over $10 billion, found in the 1999 Conference Board Top Executive Compensation Survey. The Standard & Poor's Midcap 400 Index and the Standard & Poor's Smallcap 600 Index, used in the Stock Performance Graphs below, include a smaller group of chemical companies than the 81 included in the survey. Management believes the survey is a reliable broad based survey of comparable companies. The survey reports both annual salary and total current compensation, which is comprised of salary and bonus.

         Salaries of our chief executive officer and our other named executive officers are based upon the survey and are believed to be competitive based on a comparison of salaries to the survey. Our chief executive officer's 2000 salary falls below the median but within the 50% range of other CEO's salaries. His total 2000 current compensation is below the middle 50% range of other CEO's current compensation reported in the survey. Salaries and total 2000 compensation of our other executives are within the median ranges reported in the survey.

         In 2000, our key employees, including the named executive officers, participated in our management incentive bonus plan. The objective of this plan is to motivate the performance of the participants by creating the potential for increased compensation tied directly to company profit. At the beginning of each year, participants are assigned a bonus level, set primarily by reference to their salary level. A corporate target for earnings before deductions of interest, taxes and depreciation and any extraordinary items, is also established. This target is based on a comparison of our earnings performance with our cost of capital. The target is the amount of earnings equal to double our cost of capital. If the target is reached, participants receive a payment equal to 100% of their points awarded. Payments are ratably reduced to a minimum, if earnings equal our cost of capital, in which case participants receive a payment equal to 10% of their points awarded. The maximum that can be awarded under the plan is a payment of double the participants' points where earnings equal or exceed our historical maximum return, which is about three times our cost of capital. The plan also provides that payment adjustments will be made to reflect the performance of our peers in the chemical industry. For 2000, our earnings, calculated as required by the management incentive bonus plan, equaled 80% of the corporate target, which resulted in bonuses being paid to participants, including officers, at 65% of their assigned bonus levels. Actual bonuses paid to our named executive officers are listed in the summary compensation table above.

         No stock options were awarded in 2000 because the officers had been granted options in December 1999. As a result, decisions on executive compensation to be paid to executives in 2000, were made by the non-officer members of the board listed below.

                  James R. Kuse                      John D. Bryan
                  Dennis M. Chorba                   Jerry R. Satrum
                  Charles T. Harris III


                                    AUDIT COMMITTEE REPORT

         Four directors make up the audit committee of our board of directors:
Dennis M. Chorba, chairman, Charles T. Harris III, Patrick J. Fleming, and Jerry
R. Satrum. The board of directors has adopted a written charter for the audit committee, which is included as Appendix A to this proxy statement.

         During the course of performing its duties, the committee:

- discussed with management our audited financial statements as of and for the year ended December 31, 2000,

- discussed with Arthur Andersen LLP, our independent accountants, the items regarding accounting principles set out in Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants, and

- received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standard No. 1, INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES, as amended, by the Independence Standards Board, and discussed the auditors' independence with the auditors.

         Based on these reviews and discussions, the committee recommended to the board of directors that our 2000 audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2000.

             Dennis M. Chorba, Chairman           Charles T. Harris III
             Patrick J. Fleming                   Jerry R. Satrum

                           THE STOCK PERFORMANCE GRAPH

         The graph below is a comparison of the five year cumulative total return among us, Standard & Poor's Midcap 400 Index and Standard & Poor's Chemical Midcap Index. Stock performances, including our stock performance, were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock.

            TOTAL SHAREHOLDER RETURNS (INDEXED) GGC vs S&P MIDCAP 400

--------------------------------------------------------------------------------
               Dec. 1995  Dec. 1996  Dec. 1997  Dec. 1998  Dec. 1999  Dec. 2000
--------------------------------------------------------------------------------
Georgia        $100       $ 88.68    $102.19    $ 54.49    $105.24    $ 60.10
Gulf
DIAMOND
--------------------------------------------------------------------------------
Midcap 400     $100       $119.20    $157.65    $187.77    $215.41    $253.12
Index
SQUARE
--------------------------------------------------------------------------------
Chemicals-     $100       $ 99.58    $103.62    $ 78.62    $ 63.21    $ 69.84
Midcap 400
TRIANGLE
--------------------------------------------------------------------------------

         The S&P Midcap 400 Index is a market value weighted index primarily composed of companies with a market capitalization generally between $1 billion and $5 billion. The S&P Chemical Midcap Index is also a market value weighted index consisting only of chemical companies included in the S&P Midcap 400 Index. We are not included in either of the above indexes, but we are included in both the Standard & Poor's Smallcap 600 Index and the Standard & Poor's Chemical Smallcap Index. These two indexes primarily include companies having a market capitalization below $1 billion. Management believes the S&P Smallcap 600 Index and the S&P Chemical Smallcap Index present more representative benchmarks with which to compare the performance of our common stock. Therefore, we have presented below an additional graph comparing the five year cumulative return among us, the S&P Smallcap 600 Index and the S&P Chemical Smallcap Index. Stock performance for us and the indexes were calculated using the assumption that all dividends, including distributions of cash, were reinvested in common stock.


           TOTAL SHAREHOLDER RETURNS (INDEXED) GGC vs S&P SMALLCAP 600

--------------------------------------------------------------------------------
               Dec. 1995  Dec. 1996  Dec. 1997  Dec. 1998  Dec. 1999  Dec. 2000
--------------------------------------------------------------------------------
Georgia        $100       $ 88.68    $102.19    $ 54.49    $105.24    $ 60.10
Gulf
DIAMOND
--------------------------------------------------------------------------------
S&P            $100       $121.32    $152.36    $150.37    $169.02    $188.96
Smallcap
600 Index
SQUARE
--------------------------------------------------------------------------------
Chemicals-     $100       $ 85.62    $ 89.12    $ 74.45    $ 79.52    $ 62.43
Smallcap 600
TRIANGLE
--------------------------------------------------------------------------------

                PROPOSAL II - APPROVAL AND ADOPTION OF THE SECOND
                  AMENDMENT TO THE EMPLOYEE STOCK PURCHASE PLAN

GENERAL
         On December 5, 1995, our board of directors adopted the employee stock purchase plan, covering 800,000 shares of common stock. The first amendment to the plan adopted by stockholders at the last annual meeting authorized an additional 200,000 shares to be covered by the plan. The purpose of this plan is to give all eligible employees of Georgia Gulf or any of our subsidiaries the opportunity to subscribe to purchase shares of common stock on an installment basis through payroll deductions, which enables those employees to obtain or increase a proprietary interest in us. None of our officers have elected to participate in the stock purchase plan in 2001. A total of 633 of our 1,329 employees elected to participate in the plan for 2001, subject to stockholder approval of an increase in the number of shares available under the plan. The stock purchase plan was intended to continue to operate for years after 1996, as long as shares remained eligible under the plan. The number of shares which could be subscribed for is limited to those which can be purchased at the purchase price described below, with equal installments of not less than $10 nor more than 15% of the employee's periodic rate of compensation; no employees may subscribe for more than 5,000 shares for any single year. The purchase price per share is the lower of 85% of the mean of the high and low sales prices of the common stock (as reported in the Record of Composite Transactions for New York Stock Exchange listed securities and printed in THE WALL STREET JOURNAL) on the grant date, which is defined in the plan as the last business day of each fiscal year, or 85% of the mean of the high and low sales price of the common stock on the exercise date, which is defined in the plan as the last business day of the fiscal year following the fiscal year that includes the grant date. The closing price of the common stock on March 21, 2001 was $16.64.

         Payment for the shares subscribed for in 2001 will be made by payroll deductions during a 12-month period which began in January 2001 and terminates December 31, 2001. The number of shares subscribed for and the purchase price per share are subject to adjustment in the event of the payment of stock dividends or stock splits and specified other capital adjustments.

         An employee may terminate his subscription at any time before the full purchase price of the shares subscribed for has been paid and, upon terminating his subscription, will be entitled to receive the full amount withheld under the employee's subscription agreement. An employee may also reduce the dollar value of his periodic contributions.

         As a result of the participation of employees since the inception of the employee stock purchase plan, all of the plan's original 800,000 shares, and the majority of the additional 200,000 shares added by the first amendment to the plan, have been issued. The number of shares remaining in the plan is inadequate to supply the number of shares for which employees have subscribed in 2001. Therefore, the board of directors has adopted the second amendment to the plan, in the form attached to this proxy statement as Exhibit A, to authorize the issuance of an additional 1,000,000 shares, in accordance with the terms and conditions of the employee stock purchase plan. The board estimates that 1,000,000 shares will be adequate to supply the shares for which employees have subscribed for 2001 and several years following 2001. The second amendment also limits the total number of shares that can be issued in each year to 200,000. In the event that in any year employee subscriptions exceed this total, all subscriptions will be reduced proportionally so that the aggregate number of shares covered by all subscriptions do not exceed
200,000. All other terms and conditions of the plan remain unchanged.

FEDERAL INCOME TAX ASPECTS

         The following is a brief summary of the principal United States federal income tax consequences of the employee stock purchase plan. The plan is intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986. Assuming the plan qualifies under the Internal Revenue Code, a United States employee who elects to participate and who is employed by us on the grant date and continuously after the grant date for the period ending three months before the exercise date does not realize income on the grant date or when the shares of common stock that he purchases are transferred to him. Instead, taxability to the employee is deferred until he disposes of his shares.

         If any employee disposes of shares transferred to him under the plan after two years from the grant date for those shares and after one year from the date of the transfer of those shares to him, or in the event of the employee's death, whenever occurring, while owning those shares, the amount of ordinary income that the employee realizes for the taxable year in which the date of the disposition falls or for the taxable year closing with his death, whichever applies, is an amount equal to the lesser of (i) the excess of the fair market value of those shares at the time of disposition or death over the amount paid for the shares, and (ii) 15% of the fair market value of the shares on the grant date. In the case of such a disposition by the employee, the excess, if any, of the amount realized over the sum of the amount treated as ordinary income and the amount paid for the shares generally is treated as long-term capital gain. In the case of such a disposition or the employee's death, we are not entitled to any compensation deduction from our income.

         If an employee disposes of shares transferred to him under the plan within this two-year or one-year period, the amount of ordinary income that the employee realizes upon disposition is equal to the excess of the fair market value of the shares on the date of purchase over the amount paid for the shares. The employee's tax basis in those shares at the time of disposition equals the amount paid for the shares plus the amount treated as ordinary income. Any gain or loss computed with reference to the adjusted basis that is recognized at the time of disposition generally will be capital gain or loss, either short-term or long-term, depending on the employee's holding period for those shares. In the event of a disposition within this two-year or one-year period, we generally are entitled to a deduction from income equal to the ordinary income recognized by the employee at the time that the employee includes the amount as income.

                    PROPOSAL III - APPOINTMENT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

     The board of directors has appointed Arthur Andersen LLP as our independent public accountants for the year ending December 31, 2001. The board of directors recommends that this appointment be ratified.

     Representatives of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

FISCAL 2000 AUDIT FIRM FEE SUMMARY

During fiscal year 2000, we retained our principal auditor, Arthur Andersen LLP, to provide services in the following categories and amounts:

         AUDIT FEES

         Arthur Andersen LLP has billed us $391,000, in the aggregate, for professional services it rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the interim financial statements included in our Forms 10-Q filed during the fiscal year ended December 31, 2000.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

         Arthur Andersen LLP has not billed us for financial information design and implementation fees described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X, since it did not render any of those services for us during the fiscal year ended December 31, 2000.

         ALL OTHER FEES

         Arthur Andersen LLP has billed us $118,000, in the aggregate, for all other services it rendered during the fiscal year ended December 31, 2000.

The audit committee has considered whether the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.


                 OTHER MATTERS THAT MAY COME BEFORE THE MEETING

     We do not know of any matters other than those stated above which are to be brought before the meeting. However, if any other matters should be properly presented for consideration and voting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their judgment.

                              STOCKHOLDER PROPOSALS

         Proposals by stockholders intended to be presented at the 2002 annual meeting must be forwarded in writing and received at our principal executive offices no later than December 1, 2002, directed to the attention of the corporate secretary, for consideration for inclusion in our proxy statement for the annual meeting of stockholders to be held in 2002. Moreover, with regard to any proposal by a stockholder not seeking to have its proposal included in the proxy statement but seeking to have its proposal considered at the 2002 annual meeting, if that stockholder fails to notify us in the manner set forth above of its proposal by February 24, 2002, then the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the 2002 annual meeting, notwithstanding that stockholders have not been advised of the proposal in the proxy statement for the 2002 annual meeting. Any stockholder proposals must comply in all respects with the rules and regulations of the Securities and Exchange Commission.


                                     /s/ Joel I. Beerman
                                     Joel I. Beerman
                                     VICE PRESIDENT, GENERAL
                                       COUNSEL AND SECRETARY

April 10, 2001

                                                                       EXHIBIT A


                            GEORGIA GULF CORPORATION

                               SECOND AMENDMENT TO

                          EMPLOYEE STOCK PURCHASE PLAN

1. THE PLAN. Georgia Gulf Corporation (the "Company") has adopted the Employee Stock Purchase Plan dated as of December 5, 1995, as amended by the First Amendment to Employee Stock Purchase Plan dated February 8, 2000 (the "First Amendment") and as amended by this Second Amendment to Employee Stock Purchase Plan (the "Second Amendment") as set out below (the "Plan").

2. COMMON STOCK AVAILABLE UNDER THE PLAN. The Plan, in paragraph 2, authorized 800,000 shares of the Company's Common Stock, of the par value of $0.01 each (the "Shares") to be issued under the Plan. The First Amendment authorized an additional 200,000 Shares to be issued.

3. AMENDMENT TO AUTHORIZE ADDITIONAL SHARES UNDER THE PLAN. As a result of employee participation in the Plan since its inception, the majority of the 1,000,000 Shares previously authorized for issuance thereunder have been issued, and currently the Plan does not have enough Shares to permit its continued operation. Therefore, the Plan is hereby amended to authorize the issuance of an additional 1,000,000 Shares in accordance with the terms and conditions of the Plan and this Second Amendment.

4. LIMITATION OF NUMBER OF SHARES ISSUABLE EACH YEAR. In order to limit the number of shares issuable each year under the Plan, Paragraph 4.(d) is hereby amended to read, in its entirety:

         (d) In the event that any year of the Plan the aggregate number of shares subscribed for pursuant to this Plan shall exceed 200,000, then all subscriptions for such year shall be reduced proportionally, but disregarding fractions of shares, to the extent necessary so that the aggregate number of shares covered by all such subscriptions shall not exceed 200,000.

5. NO OTHER CHANGES. Except as specifically set out above, there are no changes to any of the other terms and conditions of the Plan and the Plan remains in full force and effect.



                                   21
March 13, 2001

                                                                      APPENDIX A

                            GEORGIA GULF CORPORATION

                         CHARTER FOR THE AUDIT COMMITTEE
                            OF THE BOARD OF DIRECTORS


PURPOSE

The Audit Committee of the Board of Directors of Georgia Gulf Corporation (Corporation) is appointed by the Board of Directors (Board) to perform the activities set out in this charter on its behalf to assist the Board in monitoring (1) the integrity of the Corporation's financial statements, (2) the Corporation's compliance with applicable laws and regulations, (3) the proper functioning of the Corporation's system of internal control, and (4) the independence and performance of the Corporation's independent public accountants and internal control group and systems. The independent public accountants are ultimately accountable to the Board and the Audit Committee, and the Board and Audit Committee have ultimate authority to elect, evaluate and replace the independent public accountants

ORGANIZATION

The Audit Committee (Committee) is an authorized committee of the Board, to be comprised of not less than 3 of its members. The members of the Committee shall meet the independence and experience requirements of the New York Stock Exchange. The Committee shall hold a sufficient number of meetings every 12 months to adequately discharge its duties.

The Committee has the authority to conduct or authorize investigations into any matter within the Committee's scope of responsibilities. The Committee has the authority to retain independent counsel, accountants or other professional services necessary to assist in conducting any investigation.

RESPONSIBILITIES - GENERAL

The Committee shall perform the following tasks:

         -        Review and assess the adequacy of this Charter annually.

         - Review and discuss the annual audited financial statements with management.

         - Determine whether to recommend to the Board that the audited financial statements, as reviewed with management and the independent public accountants be included in the Corporation's Annual Report on Form 10-K.

         - Meet with representatives of the independent public accountants and with the Director of Internal Control to discuss matters that the Committee or any of these groups believe should be discussed privately without members of management present.

         -        Maintain minutes and other records of meetings and activities.

         - Report Committee activities to the Board, together with any related Committee recommendations, as the Committee deems appropriate.

RESPONSIBILITIES OF INDEPENDENT PUBLIC ACCOUNTANTS

The Committee shall perform the following tasks:

         - Select the independent public accountants for stockholder approval.

         - Ensure that the independent public accountants submit on a periodic basis the written statement prepared by the independent public accountants delineating all relationships between the independent public accountants and the Corporation that might impact the objectivity and independence of the independent public accountants, engage in a dialogue with the independent public accountants with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent public accountants and recommend that the Board take appropriate action to satisfy itself of the independent public accountant's independence.

         - Review with the independent public accountants (a) adjustments arising from the audit or quarterly review, whether or not recorded, that could in the accountants' judgment have a significant effect on the financial reporting process; (b) uncorrected misstatements aggregated by the independent public accountants during the current period being audited or reviewed which management determined to be immaterial, both individually and in aggregate, to the financial statements taken as a whole; and (c) any other communications which may be required by Statement on Auditing Standards No. 61, COMMUNICATION WITH AUDIT COMMITTEES.

         - Inquire of the independent public accountants regarding any difficulties encountered in the course of performing their duties for the Corporation, such as restrictions in scope of work or access to required information.

         - Approve the fees to be paid to the independent public accountants.

         - Meet with the independent public accountants to review the scope of the proposed external audit for the current fiscal year. The external audit scope shall include a requirement that the independent public accountants notify the Audit Committee of any significant changes in its original audit plan and that the independent public accountants conduct a SAS 71 Interim Financial Review prior to the Corporation's filing of each quarterly report to stockholders (Form 10-Q).

         - As required, discuss any issues considered by the independent public accountants in conducting their quarterly review of the Corporation's interim financial statements.

RESPONSIBILITIES OF INTERNAL CONTROL FUNCTION

The Committee shall perform the following tasks:

         - Review and approve the charter for the internal control function.

         - Review and approve the annual internal audit plan and any significant changes made to the plan.

         - Review a summary of findings of completed internal audits and management's progress in resolving the findings.

         - Inquire of the Director of Internal Control regarding any difficulties encountered in the course of performing internal audits, such as restrictions in scope of work or access to required information.

         - Inquire of the Director of Internal Control regarding the adequacy and effectiveness of the Corporation's system of internal control.

         - Inquire of the Director of Internal Control regarding compliance with the Corporation's Code of Conduct.

         - Review and concur in appointment or replacement of the Director of Internal Control.

While the Committee has the responsibilities and powers set out in this Charter, management and the public accountants retain the responsibility and duty: (1) to plan and conduct audits, (2) to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles, (3) to ensure compliance with laws and regulations, (4) to ensure compliance with the Corporation's Code of Conduct, and (5) to create and maintain a properly functioning system of internal control.

                                  GEORGIA GULF CORPORATION

                            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                                        MAY 15, 2001
                       THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


The undersigned hereby appoints James R. Kuse and Edward A. Schmitt, or either of them, with full power of substitution as proxyholders to represent and to vote, as designated hereon, the common stock of the undersigned at the annual meeting of stockholders of the Company to be held on May 15, 2001, and any adjournment thereof.

The shares represented by this proxy card will be voted as directed on the front. IF NO DIRECTION IS GIVEN AND THE PROXY CARD IS VALIDLY EXECUTED, THE SHARES WILL BE VOTED FOR ALL LISTED PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

-------------------------------------------------------------------------------
PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
-------------------------------------------------------------------------------

HAS YOUR ADDRESS CHANGED?                   DO YOU HAVE ANY COMMENTS?

---------------------------------          -----------------------------------
---------------------------------          -----------------------------------
---------------------------------          -----------------------------------

/X/PLEASE MARK VOTES
   AS IN THIS EXAMPLE

--------------------------------------
    GEORGIA GULF CORPORATION
--------------------------------------

Mark box at right if an address change   | |
or comment has been noted on the reverse side of this card.


CONTROL NUMBER:
RECORD DATE SHARES:



Please be sure to sign and date this Proxy.  |Date                     |
------------------------------------------------------------------------


----------Stockholder sign here-------------Co-owner sign here---------- DETACH CARD



THE BOARD OF DIRECTORS RECOMMENDS
  A VOTE "FOR" ALL PROPOSALS.


1. To elect two directors to serve three years.          For         For All
                                                         All   With- Nominees
                                                      Nominees held   Except
               Class II:
  (01) Jerry R. Satrum, (02) Edward A. Schmitt            | |   | |     | |


If you do not wish your shares voted "For" a particular nominee, mark the "For All Except" box and strike a line through the name of the nominee. Your shares will be voted for the remaining nominee.


                                                       For   Against   Abstain
2. To approve and adopt the Second Amendment to
the Employee Stock Purchase Plan.                      | |     | |       | |


3. To ratify appointment fo Arthur Andersen LLP to
serve as independent public accountants for the        | |     | |       | |
Company for the year ending December 31, 2001.


IMPORTANT: Sign exactly as your name appears at left. Give full title of executor, administrator, trustee, guardian, etc., Joint owners should each sign personally.

DETACH CARD